Exhibit 99-b

BLS Investor News


BellSouth Reports Third Quarter EPS of 51 Cents
     o   High-speed internet customers reach 1.3 million
     o   Communications services bundles exceed 2.6 million
     o   Cingular Wireless adds 745,000 customers in quarter
     o   Latin America adds 421,000 customers


ATLANTA - BellSouth Corporation (NYSE: BLS) reported earnings per share (EPS) of 51 cents in the third quarter of 2003, including special charges totaling
2 cents. This compared to reported EPS of 34 cents in the third quarter of 2002, which included special charges totaling 17 cents (see below).

Consolidated revenues increased 5.4 percent to $5.7 billion from $5.4 billion in the third quarter of 2002. Consolidated operating expenses were $4.2 billion compared to $4.4 billion in the same quarter of 2002. Net income was $936 million compared to $640 million in the same quarter a year ago.

Operating free cash flow (defined as cash flow from operations less capital expenditures) was $1.7 billion. Capital expenditures in the third quarter of 2003 were $764 million for a total of $2.1 billion year-to-date, a reduction of
25.8 percent compared to $2.9 billion in the first nine months of 2002. Total debt at September 30, 2003 was $15.0 billion, a reduction of $2.4 billion, or
13.8 percent, since the first of the year.

In accordance with Generally Accepted Accounting Principles (GAAP), BellSouth's reported consolidated revenues and consolidated operating expenses do not include the company's 40 percent share of Cingular Wireless.

Normalized results include BellSouth's 40 percent proportionate share of Cingular's revenues and expenses. Normalized EPS of 53 cents in the third quarter of 2003 increased 3.9 percent compared to 51 cents in the same quarter
of 2002.   Normalized total operating revenues were $7.3 billion, an increase of
2.7 percent versus the third quarter of 2002. Normalized total operating expenses of $5.5 billion increased 2.6 percent. Normalized net income was $980 million, compared to $958 million in the same quarter a year ago.

Communications Group

BellSouth Long Distance and DSL high-speed Internet service drove Communications Group revenue growth in the third quarter of 2003, as customers increasingly chose BellSouth's integrated communications packages. Revenues increased 1.1 percent to $4.7 billion compared to $4.6 billion in the third quarter of 2002. Operating margin increased to 26.6 percent from 25.3 percent in the second quarter of 2003.

Throughout the third quarter, packages fueled increased retention and reacquisition of residential and small business customers. BellSouth AnswersSM packages, which combine local, long distance, Internet and wireless services all on one bill, increased to more than 2.6 million. BellSouth(R) Unlimited AnswersSM contributed to the significant growth in package customers. Unlimited Answers allows customers to call anywhere in the United States anytime for a flat monthly fee.

BellSouth added 654,000 net long distance customers in the third quarter. The company now serves 3.4 million long distance customers, including approximately 24 percent of its residence and 34 percent of its mass-market small business accounts.

Driven by DSL, data revenues of $1.1 billion in the third quarter of 2003 grew
5.5 percent compared to the same quarter of 2002. BellSouth added 111,000 net DSL customers during the quarter, for a total of 1.3 million at September 30, 2003. The July introduction of BellSouth(R) FastAccess(R) DSL Lite helped generate new retail broadband customers. FastAccess Lite allows customers to choose between two tiers of broadband service at a connection speed and price that match their Internet service needs.

Total access lines of 23.9 million at September 30 declined 4.0 percent compared to a year earlier, impacted by the economy, competition and technology substitution. Residence and business access lines served by BellSouth competitors under UNE-P (unbundled network elements-platform) increased by 188,000 in the third quarter, the smallest increase since the fourth quarter of 2001.





Domestic Wireless / Cingular

Cingular Wireless added 745,000 net total cellular and PCS customers in the third quarter, exceeding total net customer additions for the first half of 2003. It was the highest number of new customers in 10 quarters. Cingular's focus on calling plans tailored to local markets and co-branding and bundling programs with its parent companies were significant contributors to growth at Cingular, which ended the quarter with 23.4 million total customers.

BellSouth's share of Cingular's revenues was $1.6 billion, a gain of 4.7 percent compared to the same quarter a year ago. BellSouth's share of Cingular operating income was $195 million compared to $246 million in the third quarter last year. Increased operating costs were impacted by significantly higher gross customer additions and by customer retention programs in anticipation of Wireless Local Number Portability in November. In addition, depreciation costs were higher, associated with the technology upgrade of Cingular's nationwide network to improve services and coverage. The company's GSM/GPRS network now covers 92 percent of its potential customers, ahead of its target for year-end 2003.

Cingular significantly improved its spectrum position during the third quarter with acquisitions and swaps, including an agreement to purchase licenses from NextWave in 34 markets covering approximately 83 million potential customers. Cingular also will expand its coverage under agreements announced with Dobson Communications, Sunshine PCS Corporation and US Unwired Inc.

Latin America Group

Continuing the trend of organic growth, Latin America Group wireless customers increased 421,000 during the third quarter on a consolidated basis. Year-over-year, customers increased 1.4 million, or 18.2 percent. Consolidated customers served by BellSouth and its partners at the end of the quarter were
9.4 million.

Consolidated Latin America revenues increased 18.8 percent to $588 million in the third quarter of 2003 compared to the same three months of the previous year. Strong customer growth in Colombia, Ecuador and Chile, as well as more stable local currencies, drove the growth in segment revenues. Net income was $48 million in the third quarter and $99 million year-to-date. Latin America Group generated positive operating free cash flow year-to-date in 2003.


Advertising & Publishing

Advertising & Publishing revenues were $505 million in the third quarter of 2003, a decrease of 3.1 percent compared to the same quarter a year ago, resulting in part from the soft economy and competition. Operating income of $238 million was 12.8 percent higher than the third quarter of 2002, primarily the result of improvement in uncollectibles expense.

Special Items

In the third quarter of 2003, the difference between reported (GAAP) EPS of 51 cents and normalized EPS of 53 cents is the result of two special items:

Foreign currency transaction losses             1 cent         Charge
Asset Impairment                                2 cents        Charge
    Effect of Rounding                          1 cent

Total of special items                          2 cents        Charge

Foreign currency transaction losses - Primarily associated with the remeasurement of U.S. dollar-denominated liabilities in Latin America.

Asset Impairment - Write-off of capitalized software.




--------------------------------------------------------------------------------
Normalized Earnings Summary 1          3Q03   3Q02  % chg  YTD03  YTD02   % chg
--------------------------------------------------------------------------------

EPS - Reported Diluted                $0.51  $0.34    N/M  $1.68  $0.40     N/M
   Gain on E-Plus conversion and
     sale of KPN stock                                            (0.46)
   Losses on equity investments                                    0.15
   Brazil loan impairments                                         0.14
   Unbilled receivable adjustment                                  0.05
   Foreign currency transaction
     losses (gains)  - primarily
     debt related                      0.01   0.01         (0.05)  0.30
   A&P accounting change                      0.01          0.27   0.04
   SFAS 142 Impairment Charge                                      0.68
   Adoption of SFAS 143                                    (0.44)
   Pension / Severance Costs                  0.06          0.05   0.18
   Loss on sale of Brazil NE                                0.04
   Asset Impairments                   0.02   0.05          0.02   0.05
   Early extinguishment of debt               0.01                 0.01
   FL Late Payment Fees                       0.04                 0.04
--------------------------------------------------------------------------------

EPS - Normalized 2                    $0.53  $0.51   3.9%  $1.56  $1.58  (1.3%)
--------------------------------------------------------------------------------
1 See press release for an explanation of all normalizing items.
2 Normalized earnings per share may not sum due to rounding

--------------------------------------------------------------------------------
In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services; (ii) currency devaluations and continued economic weakness in certain international markets in which we operate or have material investments; (iii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iv) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (v) unfavorable regulatory actions and (vi) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company's investor relations Web site, www.bellsouth.com/investor.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Complete financial statements and the third quarter 2003 earnings press release can be accessed at BellSouth's Web site, www.bellsouth.com/investor
--------------------------------------------------------------------------------

Communications Group

Communications Group revenues grew 1.1 percent over third quarter 2002, the best revenue performance since the fourth quarter of 2001. Voice revenue grew 1.6 percent and data revenue grew 5.5 percent. Driven by DSL, data revenue of $1.12 billion is at the highest level in the company's history and the data revenue growth showed the best performance in the past 5 quarters. Communications Group revenue growth was driven by increased sales of interLATA long distance and broadband DSL, both of which were spurred by package sales, primarily BellSouth AnswersSM. This was offset to a degree by continued retail access line market share loss -- but with improved access line trends -- and technology substitution. Revenue growth was also impacted by the continued phase-out of BellSouth's payphone business and the discontinuance of its wholesale long distance business, which, combined, reduced revenue growth by 100 basis points. Sequentially, revenue grew 1.8 percent.

Revenues from the Consumer unit, which accounts for about 44 percent of Communications Group revenues, grew 2.6 percent. Again, this was driven by growth in interLATA long distance and DSL, aided by growth in BellSouth Answers. Consumer ARPU (average revenue per user) rose 9.1 percent over the same quarter of the prior year to $53.46. This was partially offset by 7.3 percent retail residential access line loss. Consumer reacquisitions are up more than three-fold compared to the first nine months of 2002. Consumer has reacquired 1 of every 2 competitive disconnects this year.

Small business revenue grew 3.7 percent, aided by substantially improved year-over-year access line trends, growth in packages and a strong customer reacquisition

[Graphic inserted here
Consumer ARPU
Monthly Average
3Q02 - $48.99
4Q02 - $49.10
1Q03 - $50.03
2Q03 - $51.34
3Q03 - $53.46
Shading indicates break-out between Core Local and LD/Internet.]


program. BellSouth's retail small business unit remains focused on customer retention and reacquisition. Competitive disconnects, an indicator of retention, are down approximately 36 percent in small business year-to-date. Competitive disconnects, which averaged about 29,000 per month in 2001, are down to about 2,000 per month year-to-date. Wholesale revenue was flat compared to the third quarter of 2002 as growth in wholesale lines was offset by continued IXC network grooming. Large business revenue declined 2.9 percent primarily due to the lingering impacts of the weak economy and competition.




Packages



BellSouth Answers is the company's signature communications package. Answers combines local calling plans with long distance, Internet and wireless services, all on one bill. Customers receive discounts on the additional services, ranging from $5 for Complete Choice(R), BellSouth's local and multiple calling feature package - an approximate $15 buy up -- to $10 for Complete Choice and unlimited long distance - a buy up of approximately an additional $20. For their personalized plans, customers can select local service and/or long distance service; wireless; dial-up, FastAccess DSL or FastAccess DSL Lite Internet access; as well as a number of other calling features. Pricing ranges from approximately $33 monthly for local service and fixed rate long distance to $130 for local service, unlimited long distance, Fast-Access DSL and Cingular Wireless. Starting next year, BellSouth will add DIRECTV(R) digital satellite television service to the BellSouth Answers bundles.

BellSouth added 509,000 Answers customers in the third quarter, ending the quarter with more than 2.6 million residential packages, a 23.7 percent sequential quarter increase, representing a 20.9 percent penetration of our retail primary line residence base. Over 70 percent of Answers customers have long distance in their package and nearly 40 percent have either DSL or dial-up Internet service. Answers helps reduce competitive churn of high-value customers. For example, when a Complete Choice customer adds just long distance to the bundle, there is a slight improvement to competitive churn. If that customer adds just one additional service such as DSL, wireless or dial-up, churn decreases about 45 percent, more than enough to offset the average 5 percent discount that Answers customers receive.

Answers also has helped spur sales of Complete Choice. BellSouth added nearly 200,000 Complete Choice packages in the first nine months of 2003, as we incented customers to buy up to receive the value-based Answers packages.

[Graphic inserted here
BellSouth Answers Customers
In thousands
3Q02 - 1,000
4Q02 - 1,187
1Q03 - 1,601
2Q03 - 2,145
3Q03 - 2,654]

A valuable tool in reducing churn, BellSouth Answers also improves ARPU by spurring sales of Complete Choice, long distance and DSL. Answers customers have ARPU of approximately $62, more than 45 percent higher than non-Answers customers. BellSouth Answers also leverages BellSouth's ownership in Cingular by including wireless services in the package, a combination not all competitors can match.

Also, during the quarter, BellSouth entered into a strategic alliance with DIRECTV to offer BellSouth residential customers DIRECTV digital satellite television service, at packaged discounted savings, beginning in early 2004. This will make BellSouth Answers the most comprehensive bundle in the marketplace today.


Long Distance



The first of the regional Bell operating companies to offer long distance service throughout its markets, BellSouth continued its long distance success in the third quarter, adding 654,000 customers. InterLATA revenues grew 54 percent sequentially to $194 million. At September 30, 2003, BellSouth had more than
3.4 million long distance customers, a penetration rate of 24 percent of primary residential access lines and 34 percent of mass-market small business accounts. In Georgia and Louisiana, where BellSouth has been competing the longest, the company has achieved total mass market residential and business penetration of 30 percent. The strongest growth in the quarter occurred in BellSouth's two newest long distance markets, Florida and Tennessee. Both states grew long distance customers over 30 percent sequentially. BellSouth has been offering service in these two states for only nine months and has achieved a total mass market penetration of 21 percent. Long distance ARPU continues to be significantly higher in Florida compared to BellSouth's other states due to the higher mix of international calling. In Florida, one out of three customers has chosen an international long distance calling plan.

Earlier this year, BellSouth began offering unlimited long distance to reduce competitive churn and fuel retention and reacquisition of residential customers. This plan has been a success -- since its April launch, over one-third of BellSouth's long distance gross adds have chosen the Unlimited plan. Overall, Unlimited is the company's most popular consumer long distance plan with over 25 percent of the long distance consumer base on the Unlimited plan.

BellSouth continued its success in complex business, signing over 1,000 contracts for LD services during the quarter. Cumulatively, the company has signed nearly 5,500 complex business contracts with a total contract value of over $600 million. Through the first nine months of 2003, on a monthly basis, BellSouth has sold about $20 million in annualized contract value in the complex business segment. The majority of the revenue comes from customers who spend over $100,000 annually on long distance. BellSouth provides combined data and voice services, including Frame Relay, ATM and Private Line with speeds up to OC-192 to customers in the small and large business segments.

[Graphic inserted here
Long Distance Customers
In thousands
3Q02 -   416
4Q02 - 1,002
1Q03 - 1,930
2Q03 - 2,786
3Q03 - 3,440]


Voice Revenue Details

Voice revenues increased 1.6 percent in the quarter, driven primarily by growth in interLATA long distance offset by continued access line share loss, but at a substantially slower rate in third quarter. Long distance revenue increased 70 percent, driven primarily by growth in interLATA long distance, partially offset by the continuing phase-out of BellSouth's wholesale long distance business.

Total switched access lines declined 4.0 percent year-over-year. The access line decline was the result of continued demand weakness, share loss and technology substitution. Retail residential lines declined 7.3 percent, with additional lines representing over one-third of the loss. Retail business lines declined 6.2 percent. However, business voice sequential line loss of 58,000 was the lowest level since the second quarter of 2000. Business ISDN lines were again affected by the cancellation of 94,000 lines by a bankrupt carrier. Excluding this impact, switched access lines declined 3.6 percent and switched business lines declined 4.9 percent. Total UNE-P growth slowed in the third quarter, with 188,000 net UNE-P adds compared to 249,000 in the second quarter of 2003. This is the lowest net add total of UNE-P since the fourth quarter of 2001 and represents a 24 percent sequential quarter decline.

Switched access minutes of use declined 4.9 percent compared to the third quarter of 2002. The year-over-year decline is the result of access line loss, the continuing shift of wholesale lines from resale to UNE-P, and alternative communications services, primarily wireless and e-mail. MOUs grew sequentially for the second consecutive quarter, primarily due to the positive impact of unlimited long distance plans.


Broadband and Data Services


Data revenues were $1.12 billion in the second quarter, a growth rate of 5.5 percent compared to the same quarter of the prior year. Data revenues represented 15.4 percent of total BellSouth normalized revenues and 24.0 percent of Communications Group revenues in the quarter. Sales of retail data services grew 17.7 percent in the third quarter of 2003, driven by DSL. Sales of wholesale data transport services to other communications providers, including long distance companies and CLECs, declined 5.4 percent compared to the third quarter of 2002, primarily due to the lingering impacts of a soft economy. However, wholesale data revenues grew 1.5 percent sequentially.

[Graphic inserted here
DSL Customers
In thousands
3Q02 -   924
4Q02 - 1,021
1Q03 - 1,122
2Q03 - 1,225
3Q03 - 1,336]

BellSouth ended the third quarter with 1.336 million DSL customers, a 45 percent increase over the third quarter of 2002. BellSouth added 111,000 DSL customers in the third quarter. With penetration increasing to 8.7 percent of qualified lines and 5.6 percent of total switched access lines, BellSouth's broadband market share -- including both retail and wholesale DSL -- exceeds the industry average. BellSouth's broadband coverage reaches over 70 percent of its households. This percentage has stayed relatively stable since the end of 2001, as BellSouth's early DSL capital deployment targeted about 85 percent of its high-value customers. DSL capital deployment since then has been mostly success-based to meet the growing demand. The company's industry-leading coverage is a result of targeted, market-driven deployment of DSL to nearly 1,350 central offices and over 12,500 remote terminals.

Early in the third quarter, BellSouth introduced FastAccess(R) DSL Lite, creating a tiered approach to broadband that allows customers to choose the connection speed and price best suited to their Internet use. FastAccess DSL Lite delivers download speeds of up to 256 kbps and upload speeds of up to 128 kbps. With this launch, BellSouth is building a pool of users new to the high-speed Internet experience. Once customers experience the convenience and improved features of broadband over dial-up, the company will offer promotions
and incentives to encourage them to upgrade to the full-speed product.   Only
about one percent of the existing 1.5 Mbps base has downgraded to DSL Lite.

Including Fast Access DSL Lite, BellSouth added 115,000 net retail broadband customers in the third quarter, up from 92,000 in the second quarter, 25 percent growth in retail net adds. These retail adds were offset somewhat by wholesale disconnects as BellSouth continues to see a mix shift to more retail customers.

BellSouth offers among the most competitive broadband prices in its markets. With a qualifying BellSouth Answers bundle including Complete Choice and unlimited long distance, customers can buy FastAccess DSL for as low as $34.95 and FastAccess DSL Lite for as low as $24.95. Pricing varies by market and bundle. In the third quarter, the company launched specific price reductions of $5 on DSL, targeted to BellSouth Answers customers in key metros. These price reductions are offered in BellSouth's highly competitive broadband markets.

As BellSouth has scaled the broadband business, costs have been tightly managed. Through the first nine months of 2003, cash expense per average subscriber per
month has dropped 16 percent since the end of 2002.   And this metric decreased
more than 50 percent in the previous year. In addition, BellSouth has been successful in incenting FastAccess DSL self-install. Ninety-five percent of consumer customers chose the self-install option in the third quarter, with a success rate of over 95 percent.

BellSouth continued to implement process improvements to increase DSL efficiency in the third quarter, including: improved modem contract terms and CPE fulfillment improvements; a new Interactive Voice Response platform allowing smart call routing, outage notification, and order and appointment status; and a new set of retention tools to identify customers with a propensity to churn, allowing customer service reps to proactively take steps to resolve issues before the customer churns. In addition, a dedicated Churn Action Team began operations to reach "at risk" customers ensuring technical, sales or billing issues are fully resolved. Also, in late June, a new integrated support site was launched enabling BellSouth to better leverage e-chat capabilities. This site helped increase Web transactions 57 percent in third quarter compared to second. In addition, the company launched a sophisticated level of diagnostics and trouble resolution in its Installation Wizard to assist both customers and help desk agents in identifying any issue during the installation process. Preliminary results indicate average handling time has been reduced by about 3 minutes.


During the quarter, BellSouth entered into an agreement with Movielink, a leading online movie download service, to create a customized version of Movielink's movie rental service for BellSouth's consumer broadband Internet customers. These customers can preview trailers from hundreds of movies on BellSouth's home page and they can rent and download their favorite movies with unprecedented speed. Movies currently are priced between $2.95 and $4.99 for a 24-hour viewing period. Premium content extends the value proposition of broadband by giving customers a new Internet experience that goes far beyond a faster connection.

BellSouth is consistently recognized for its state-of-the-art data network. As of September 30, BellSouth had over 4.65 million miles of fiber, nearly 25,000 SONET rings, over 1,000 broadband switches, more than 220 Dense Wave Division Multiplexing (DWDM) systems and over 50 points of presence on its regional IP backbone network. 85 percent of all BellSouth loops can support a 3 Mbps downstream DSL rate and 50 percent can support 5 Mbps. In addition, BellSouth has metro Ethernet networks in 46 major metros, with 200 switches deployed. BellSouth leads its peer group with nearly 200 fiber miles per 1000 access lines, allowing the company to pass nearly 1 million homes with fiber-to-the-curb capability by the end of 2003.


Other Communications Group Revenues

Other Communications Group revenues declined 13.3 percent, primarily due to BellSouth's continuing phase-out of its payphone and wholesale long distance businesses. BellSouth will complete the exit of its retail payphone business by the end of 2003.


Expenses and Margins

Communications Group total operating expenses increased 1.9 percent year-over-year, but were flat sequentially. Cost of services and products was up 2.8 percent year-over-year, primarily as a result of increases in network employee pensions and benefits, as well as costs of providing retail long distance services. These factors were partially offset by reduced force levels and, to a lesser degree, by the phase-out of the payphone and wholesale long distance businesses. SG&A expense rose 17.8 percent compared to an unusually low third quarter of 2002. The increase was driven primarily by increased customer acquisition costs and increased employee pension and benefits, partially offset by reductions in force levels and reduced uncollectibles.

Depreciation and amortization expense declined 9.3 percent, primarily driven by declining capex spending since 2000. In addition, the reduction was impacted by the effects of the previously announced adoption of SFAS 143, "Accounting for Asset Retirement Obligations," which addresses accounting for the cost of legal obligations associated with the retirement of long-lived assets. For 2003 as a whole, this accounting change will result in depreciation savings of about $130 million.

The operating margin was 26.6 percent, down 60 basis points from the third
quarter of 2002.   As in prior quarters, increased pension and retiree medical costs lowered operating margin 200 basis points of which 150 basis points relates to non-cash pension impacts. Absent this impact, operating margins improved 140 basis points due to higher revenues, lower force levels and improved uncollectible expense. Sequentially, operating margins expanded 130 basis points as revenues grew and expenses were held flat.

During the third quarter, BellSouth announced Web Repair Service, a new Web-based tool giving residential customers useful information regarding basic telephone service problems, such as noise on the line, inability to receive calls or loss of dial tone. The tool provides customers with quick troubleshooting tips to determine possible causes of their phone service problem and solutions to address the causes in a timely manner. Using the troubleshooting information, customers may match their service trouble with a likely solution in real time, potentially saving them and BellSouth time and money for repairs.


Service Excellence

BellSouth has a heritage of industry leadership in providing the highest levels of customer satisfaction. In the third quarter, BellSouth received the highest ranking in J.D. Power and Associates 2003 Local Residential Telephone Service StudySM in the Southeast region giving the company its third straight highest ranking in major independent customer satisfaction studies of local phone service. Earlier this year, BellSouth received its 10th straight No. 1 ranking among local telephone service providers in the American Customer Satisfaction Index (ACSI), marking a decade of distinction in customer service. In addition, BellSouth achieved the top ranking, for the second consecutive year, in overall customer satisfaction among residential customers according to the Yankee Group's 2002 Technologically Advanced Family(R) survey. In the past year, BellSouth has achieved the top ranking for local service in the J.D. Power and Associates 2002 Major Provider Business Telecommunications Service StudySM, the second year in a row BellSouth was recognized for customer satisfaction among business customers. Earlier this year, and in its first year of providing long distance service, BellSouth was ranked fourth in customer satisfaction out of 17 long distance providers across the country, according to the J.D. Power and Associates 2003 Residential Long Distance Telephone Service StudySM.

In broadband, BellSouth received the highest ranking for business broadband data service providers for the second year in a row in the J.D. Power and Associates 2003 Major Provider Business Telecommunications Services StudySM. In addition, BellSouth took the highest honors in customer satisfaction in the 2002 J.D. Power and Associates Residential Internet Customer Satisfaction StudySM for High Speed ISPs, tying for highest score. BellSouth outperformed its cable modem competitors in this study.

Cingular Wireless

--------------------------------------------------------------------------------
Cingular's financial statements for 2003, 2002 and 2001 can be accessed at www.bellsouth.com/investor.
--------------------------------------------------------------------------------

In the third quarter, Cingular recorded 745,000 net customer additions, the strongest net add quarter in more than two years. At $4.0 billion, third quarter operating revenues rose 4.4 percent sequentially, and 4.6 percent relative to the same period in 2002. Data revenue also contributed to revenue growth. Cellular/PCS data revenue increased 104 percent compared to the third quarter of 2002, largely due to the rising popularity of SMS (short messaging service), downloadable ring tones and photo messaging.

Customer growth was coupled with an increase in the quality of new subscribers - 92 percent of third quarter net customer additions were post-paid. This quarter's post-paid net customer additions of 687,000 represents a 72 percent
increase over second quarter 2003.   In addition, this quarter yielded the
highest number of post-paid gross customer additions in Cingular's history. Total churn for the quarter was 2.8 percent compared to 3.0 percent in the third quarter last year but was up sequentially by 30 basis points.



As of October 20, Cingular moved ahead of schedule in its GSM/GPRS network overlay. The GSM/GPRS network is now available to 92 percent of the company's total POPs, exceeding its previously announced target of 90 percent coverage by the end of 2003. Major markets turned up since the end of the second quarter include Boston, Washington, D.C., Baltimore, Dallas, Houston, Atlanta, San Antonio, St. Louis and Kansas City. Customer response to Cingular's next generation GSM network launch has exceeded expectations, with store traffic increasing as much as 40 percent in some newly converted markets. GSM brings to customers a number of advantages including the widest variety of handsets in the industry, with features like color screens and camera phones. Cingular's network also provides the latest in data services including multi-media messaging and high-speed packet data. Cingular began offering its 3G service EDGE (Enhanced Data rate for Global Evolution) in Indianapolis in July, becoming the first commercial wireless company in the world to offer the service.

[Graphic inserted here
Cingular Wireless Qrtrly Net Adds
In thousands
3Q02 - (107)
4Q02 - (121)
1Q03 -  189
2Q03 -  540
3Q03 -  745]

Cingular continued to leverage its relationship with its parent companies, BellSouth and SBC Communications, in the third quarter. Benefiting from bundled offerings and co-branding, parent channel sales accounted for almost 14 percent of Cingular's gross contract additions for the third quarter. Wireless/wireline integration continued in the third quarter with Cingular's introduction of FastForward. Launched in October, FastForward allows customers to automatically forward mobile calls to their landline office or home phone when they place their wireless phone into a patented charging cradle.

Cingular's operating income for the quarter was $488 million compared to $616 million in the third quarter last year. Total operating expenses increased by
9.6 percent year-over-year and were driven by a substantial increase in gross additions, customer service and retention initiatives in anticipation of Wireless Local Number Portability, higher minute volumes and network costs associated with the GSM overlay. The recent implementation of targeted customer retention plans has enabled Cingular to bring more than 70 percent of its post-paid customers under contract. Cingular's total capital investment was $1.0 billion in the third quarter, down 20.2 percent from the same period in 2002.

Since the end of the second quarter, Cingular has made a series of moves that will open new markets and improve its spectrum position in existing markets. These initiatives will enable Cingular to expand its network, increase capacity and lower roaming costs. On August 5, 2003, Cingular announced that it would purchase licenses to provide wireless services in 34 markets for $1.4 billion from NextWave Telecom. The licenses cover approximately 83 million potential customers and are primarily in markets where Cingular currently has voice and data operations. This purchase will allow Cingular to address future growth in existing markets and will add capacity in six complementary, new markets. Cingular also increased its footprint this quarter by purchasing additional spectrum in Florida, Texas, Arkansas and Louisiana from Sunshine PCS Corporation and US Unwired Inc., and by entering into a spectrum and operations swap with Dobson Communications. The Dobson Communications transaction will allow Cingular to offer coverage along Maryland's eastern shore, enhancing service for existing and new customers throughout the Maryland and Washington, D.C. markets.


Latin America
BellSouth added 421,000 wireless customers in the seven consolidated Latin countries during the third quarter -- the segment's best customer growth over the last nine quarters. Nearly 1.2 million customers have been added through
organic growth during the first nine months of 2003.   At the end of the
quarter, BellSouth served 9.4 million wireless customers in Latin America, an
18.2 percent increase from the third quarter of 2002 on a consolidated basis. Colombia, Ecuador and Chile continued their strong growth. For the second consecutive quarter these countries collectively contributed more than 300,000 net new customers. Movicom, BellSouth's Argentine affiliate, continuing to recover from last year's economic crisis, added 55,000 customers in the quarter.

[Graphic inserted here
Latin America Group Customers
In thousands
2000 - 7,069
2001 - 7,585
2002 - 8,172
1Q03 - 8,544
2Q03 - 8,921
3Q03 - 9,351
Consolidated Customers]

Consolidated Latin revenues were $588 million in the third quarter, an 18.8 percent increase from the same period last year. Strong customer growth across the region, stable ARPUs and the partial recovery of the Argentine Peso drove third quarter revenue, partially offset by a decline in the Venezuelan Bolivar. Five of the seven consolidated operations -- Chile, Venezuela, Colombia, Ecuador and Argentina -- reported double-digit revenue growth, ranging from 11 percent
in Chile to 55 percent in Argentina.   Even considering the strong customer
growth in the third quarter ARPU remained stable at $18.

Operating margin in the third quarter was 16.5 percent, an increase of 440 bps from the third quarter last year. The improvement results from growing revenue and a decline in depreciation and amortization expense. The decline in depreciation and amortization primarily related to currency impacts and a significant reduction in capital expenditures over the last three years. Sequentially, operating margin increased 320 bps due primarily to the strong revenue growth.

Year to date, BellSouth's Latin operations have generated positive operating free cash flow. Strong revenues, improved efficiencies and targeted capital deployment are contributing to the positive cash flow. The Latin segment deployed $145 million in capital in the first nine months of 2003, compared to $134 million in the same period in 2002. The Latin segment's targeted investment in 2003 includes the upgrade of BellSouth's wireless network to CDMA 1XRTT. Guatemala, Nicaragua, Colombia and Chile have implemented CDMA 1XRTT overlays, enabling 3G services. The only remaining country without CDMA, Peru, is expected to implement an overlay by the end of 2003.

CDMA 1XRTT enables advanced applications and handsets across BellSouth's Latin American footprint. It also delivers significant economies of scale, greater voice capacity, a quick path to higher data speeds and enhanced roaming. The benefits of the technology move to CDMA are already being seen in the marketplace. With the third quarter launch of BellSouth Interactivo service in Colombia, BellSouth began the deployment of a new generation of wireless services in Latin America that will turn cellular phones into more productive and entertaining devices. Colombia marks the first of several BellSouth Interactivo launches that will take place in BellSouth markets over the next six months. BellSouth Interactivo allows customers to browse the Web with their cell phones, and to download applications such as games, business services, weather information, news, chat and e-business.

BellSouth will continue to foster organic growth across the 10 Latin countries it actively manages. Efforts continue to dispose of BellSouth's interest in BCP, a wireless property in Sao Paulo, Brazil. In accordance with GAAP, BellSouth is carrying on its balance sheet a cumulative foreign currency translation adjustment (CTA) of approximately $180 million related to that investment. BellSouth's reported net income will be negatively impacted by this CTA

[Graphic inserted here
Latin America Group Revenue
In millions
3Q02 - 495
4Q02 - 486
1Q03 - 509
2Q03 - 565
3Q03 - 588
Consolidated Revenue]


adjustment upon disposal of its remaining interest in BCP. During the third quarter BellSouth purchased an incremental 22 percent ownership share in Movicom from our partner for a nominal amount. BellSouth now owns 86.7 percent of its Argentine affiliate.

The impact of currency fluctuations on U.S. dollar-denominated debt in Latin America resulted in a $12 million decrease in reported earnings in the third quarter for foreign currency transaction losses. This non-cash loss, which is excluded from normalized segment results, was generated largely by the depreciation of the Argentine Peso. Normalized segment net income for the third quarter was $48 million.


Additional Details

Domestic Advertising and Publishing

BellSouth's advertising and publishing revenues declined 3.1 percent in the quarter, primarily reflecting weak economic conditions that affected the directory advertising environment. Increasing competition also had an impact. Operating income of $238 million increased 12.8 percent compared to the same period in the prior year, primarily due to a $48 million reduction year-over-year in uncollectible expense. The operating margin was 47.1 percent, a 660 basis point improvement year-over-year.

Normalized Results

Total normalized operating expenses increased 2.7 percent in the quarter. Cost of services and products increased 9.7 percent, driven primarily by growth in employee pension and retirement costs, increasing Cingular and Latin American volumes and increased cost of goods for retail long distance services, partially offset by lower salaries and wages. Selling, general and administrative expenses decreased 0.1 percent due to a decline in uncollectible expense offset by increased customer acquisition costs. Depreciation and amortization expense declined 6.7 percent, primarily driven by declining wireline capex spending, partially offset by increases in capex at Cingular. In addition, the impacts of SFAS 143 helped lower depreciation expense. Sequentially, expenses were up 2.0 percent, impacted by higher customer acquisition costs and the contract salary increase in August. The normalized effective tax rate for the quarter was 35.1 percent.

Normalized interest expense decreased 9.2 percent. The drivers were a $2.7 billion reduction in total debt in the past year -- a 15.2 percent drop -- and lower interest rates. Net debt is down $5.7 billion in the past 12 months, to $10 billion, a 36 percent reduction.



BellSouth's capital expenditures totaled $764 million in the third quarter, down
8.5 percent from the same quarter a year ago, resulting in a 13.4 percent ratio of capex to total normalized operating revenue excluding domestic wireless. BellSouth expects capex-to-revenue to be in the 13-14 percent range for 2003.
By targeting capital expenditures, BellSouth will continue its focus on strong service excellence and customer satisfaction.

[Graphic inserted here
Net Debt
In billions
3Q02 - $15.6
4Q02 - $14.9
1Q03 - $14.2
2Q03 - $11.3
3Q03 - $10.0
(Defined as long-term plus short-term debt less cash)]

[Graphic inserted here
Capex to Total Normalized Operating Revenue
Percent
3Q02 - 15.0%
4Q02 - 16.8%
1Q03 - 11.5%
2Q03 - 13.0%
3Q03 - 13.4%
(Capex and Normalized TOR both exclude domestic wireless)]